Exhibit 99.2

Report of Independent Certified Public Accountants

To the Board of Directors Granite State Bankshares, Inc.

We have audited the accompanying consolidated statements of financial condition of Granite State Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the management of Granite State Bankshares, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Granite State Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP Boston, Massachusetts January 15, 2003 (except for Note 2 as to which the date is February 28, 2003)

Granite State Bankshares, Inc.

Consolidated Statements of Financial Condition

	December 31,

	2002	2001

	(In Thousands)
ASSETS
Cash and due from banks	$25,082	$21,142
Interest bearing deposits in other banks, at cost, which approximates market value	30	4,530
Securities available for sale (amortized cost $390,696,000 in 2002 and $271,600,000 in 2001)	396,970	274,201
Securities held to maturity (market value $5,371,000 in 2002 and $5,226,000 in 2001)	5,005	5,006
Stock in Federal Home Loan Bank of Boston	8,271	7,201
Loans held for sale	19,611	14,821
Loans	610,127	655,000
Less:Unearned income	(851)	(1,075)
Allowance for possible loan losses	(7,968)	(8,085)

Net loans	601,308	645,840
Premises and equipment	17,957	16,841
Other assets	36,028	29,360

Total assets	$1,110,262	$1,018,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Interest bearing deposits	$648,866	$621,217
Noninterest bearing deposits	111,798	92,926

Total deposits	760,664	714,143
Securities sold under agreements to repurchase	89,883	85,013
Other borrowings	163,838	135,464
Other liabilities	4,884	3,785

Total liabilities	1,019,269	938,405
STOCKHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; authorized 7,500,000 shares; none issued
Common stock, $1.00 par value; authorized 12,500,000 shares; 6,789,582 shares issued at December 31, 2002 and 2001, respectively	6,790	6,790
Additional paid-in capital	37,906	37,807

	44,696	44,597
Retained earnings	62,644	54,217
Accumulated other comprehensive income (loss)	3,731	1,555

	111,071	100,369
Less: Treasury stock, at cost, 1,560,431 and 1,554,438 shares at December 31, 2002 and 2001, respectively	(19,418)	(18,803)
Unearned restricted stock	(660)	(1,029)

Total stockholders’ equity	90,993	80,537

Total liabilities and stockholders’ equity	$1,110,262	$1,018,942

The accompanying notes are an integral part of these consolidated financial statements.

Granite State Bankshares, Inc.

Consolidated Statements of Earnings

	Year Ended December 31,

	2002	2001	2000

	($ In Thousands, except per share data)
Interest and dividend income
Loans	$46,284	$53,335	$48,197
Debt securities available for sale	15,855	13,820	12,525
Marketable equity securities available for sale	298	248	621
Securities held to maturity	311	481	1,154
Interest bearing deposits in other banks	572	614	290
Dividends on Federal Home Loan Bank of Boston stock	286	424	549

Total interest and dividend income	63,606	68,922	63,336

Interest expense
Deposits	14,493	22,085	21,940
Securities sold under agreements to repurchase	1,465	3,096	4,316
Other borrowings	7,954	6,731	4,838

Total interest expense	23,912	31,912	31,094

Net interest and dividend income	39,694	37,010	32,242
Provision for possible loan losses	325	660	330

Net interest and dividend income after provision for possible loan losses	39,369	36,350	31,912
Noninterest income
Customer account fees and service charges	3,096	3,035	2,681
Mortgage service fees	665	472	441
Net gains on securities available for sale transactions	834	403	322
Net gains on sales of loans	3,597	1,722	364
Insurance agency commissions	1,797
Other	2,358	1,860	1,761

Total noninterest income	12,347	7,492	5,569
Noninterest expense
Salaries and benefits	16,721	14,175	11,997
Occupancy and equipment	4,702	4,243	4,341
Merger	2,789
Other	7,280	7,262	5,406

Total noninterest expense	31,492	25,680	21,744

Earnings before income taxes	20,224	18,162	15,737
Income taxes	7,845	6,773	5,659

NET EARNINGS	$12,379	$11,389	$10,078

Net earnings per share — basic	$2.41	$2.16	$1.83

Net earnings per share — diluted	$2.32	$2.11	$1.82

Shares used in computing net earnings per share — basic	5,142,851	5,264,873	5,494,982
Shares used in computing net earnings per share — diluted	5,335,712	5,389,746	5,537,735

The accompanying notes are an integral part of these consolidated financial statements.

Granite State Bankshares, Inc.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Net earnings	$12,379	$11,389	$10,078
Other comprehensive income (loss):
Unrealized holding gains on securities available for sale arising during the period	4,507	4,798	5,629
Related income tax effects	(1,835)	(1,913)	(2,210)

Net unrealized holding gains (losses) on securities available for sale, net of related income tax effects	2,672	2,885	3,419

Less: reclassification adjustment for net gains on sales of securities available for sale realized in net earnings:
Realized net gains	(834)	(403)	(322)
Related income tax effects	338	162	126

Net reclassification adjustment	(496)	(241)	(196)

Total other comprehensive income	2,176	2,644	3,223

Comprehensive income	$14,555	$14,033	$13,301

The accompanying notes are an integral part of these consolidated financial statements.

Granite State Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2002, 2001 and 2000

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income(Loss)	Unallocated Common Stock Acquired by the ESOP	Unearned Restricted Stock	Total

	(In Thousands)
Balance as of December 31, 1999	$6,790	$37,919	$39,870	$(9,418)	$(4,312)	$(36)	$(444)	$70,369
Net earnings			10,078					10,078
Payment of Employee Stock Ownership Plan Indebtedness						36		36
Employee Stock Ownership Plan distribution		76						76
Cash dividends declared on common stock, $.64 per share			(3,511)					(3,511)
Change in accumulated other comprehensive income (loss), net of income taxes					3,223			3,223
Restricted stock award amortization							198	198
Reissuance of common stock from treasury upon exercise of stock options, including related tax effects		(79)		145				66
Purchase of common stock for treasury				(7,071)				(7,071)

Balance as of December 31, 2000	6,790	37,916	46,437	(16,344)	(1,089)	—	(246)	73,464
Net earnings			11,389					11,389
Cash dividends declared on common stock, $.68 per share			(3,609)					(3,609)
Change in accumulated other comprehensive income (loss), net of income taxes					2,644			2,644
Restricted stock awards		2		1,067			(1,069)	—
Restricted stock award amortization							286	286
Reissuance of common stock from treasury upon exercise of stock options		(111)		154				43
Purchase of common stock for treasury				(3,680)				(3,680)

Balance as of December 31, 2001	6,790	37,807	54,217	(18,803)	1,555	—	(1,029)	80,537
Net earnings			12,379					12,379
Cash dividends declared on common stock, $.76 per share			(3,952)					(3,952)
Change in accumulated other comprehensive income, net of income taxes					2,176			2,176
Restricted stock award amortization							369	369
Reissuance of common stock from treasury upon exercise of stock options including related tax effects		80		1,163				1,243
Reissuance of common stock from treasury for purchase of insurance agencies		19		281				300
Purchase of common stock for treasury				(2,059)				(2,059)

Balance as of December 31, 2002	$6,790	$37,906	$62,644	$(19,418)	$3,731	$—	$(660)	$90,993

The accompanying notes are an integral part of these consolidated financial statements.

Granite State Bankshares, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Increase (decrease) in cash and due from banks
Cash flows from operating activities
Net earnings	$12,379	$11,389	$10,078
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Provision for possible loan losses	325	660	330
Provision for depreciation and amortization	2,944	2,735	2,339
Net amortization of security discounts and premiums	293	160	9
Provision for loss on other real estate owned		173	50
Provision for impairment of mortgage servicing assets	555
Deferred income taxes (benefits)	1,282	(227)	(220)
Market value adjustment for derivative instruments		147
Realized gains on securities available for sale transactions	(834)	(403)	(322)
Writedown of premises and equipment			93
Loans originated for sale	(221,425)	(107,443)	(18,362)
Proceeds from sale of loans originated for sale	220,232	95,001	18,548
Increase in other assets	(4,845)	(1,231)	(1,976)
Increase (decrease) in other liabilities	(445)	196	(443)
Allocation of common stock by the ESOP			112
Amortization of unearned restricted stock	369	286	198
Realized gains on sales of loans	(3,597)	(1,722)	(364)
(Gains) losses on sales of other assets		20
Decrease in unearned income	(224)	(102)	(130)
Realized gains on sales of other real estate owned	(141)	(97)	(71)

Net cash provided by (used in) operating activities	6,868	(458)	9,869

Cash flows from investing activities
Proceeds from sales of securities available for sale	56,252	114,769	30,934
Proceeds from maturities and calls of securities available for sale	104,000	48,500	15,000
Principal payments received on securities available for sale	3,950	3,368	1,383
Purchase of securities available for sale	(282,756)	(239,674)	(22,641)
Proceeds from maturities and calls of securities held to maturity		13,000
Purchase of Federal Home Loan Bank of Boston stock	(1,070)
Loan repayments (originations), net	44,431	2,721	(46,169)
Purchase of premises and equipment	(2,971)	(1,802)	(870)
Proceeds from sales of other assets		24
Net (increase) decrease in interest-bearing deposits in other banks	4,500	4,342	(4,470)
Proceeds from sales of other real estate owned	141	500	1,436
Net cash paid for assets acquired and liabilities assumed related to the Olde Port Bank branch acquisition		(3,332)	(6,581)
Net cash paid for assets acquired and liabilities assumed related to the purchase of insurance agencies	(4,328)

Net cash used in investing activities	(77,851)	(57,584)	(31,978)

Cash flows from financing activities
Net increase in demand, NOW, money market deposit and savings accounts	76,109	36,366	14,073
Net increase (decrease) in time certificates	(29,589)	(5,557)	1,875
Net increase (decrease) in securities sold under agreements to repurchase	4,870	(5,798)	14,606
Increase in other borrowings	28,362	34,949	9,952
Repayment on liability relating to ESOP			(36)
Dividends paid on common stock	(3,839)	(3,573)	(3,463)
Proceeds from exercise of stock options	1,069	43	32
Purchase of common stock for treasury	(2,059)	(3,680)	(7,071)

Net cash provided by financing activities	74,923	52,750	29,968

Net increase (decrease) in cash and due from banks	3,940	(5,292)	7,859
Cash and due from banks at beginning of year	21,142	26,434	18,575

Cash and due from banks at end of year	$25,082	$21,142	$26,434

The accompanying notes are an integral part of these consolidated financial statements.

Granite State Bankshares, Inc.
Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

The accounting and reporting policies of Granite State Bankshares, Inc. (the “Company”) and its wholly-owned subsidiary, Granite Bank (the “subsidiary bank”) conform to generally accepted accounting principles and to general practices within the banking industry.

The subsidiary bank is a community oriented commercial bank offering a variety of financial services. The principal business of the subsidiary bank consists of attracting deposits from the general public and originating loans secured by residential and commercial real estate and other loans. The subsidiary bank has a diversified lending operation that services Cheshire, Hillsborough, Merrimack, Strafford and Rockingham counties, New Hampshire. The subsidiary bank also originates residential real estate loans for sale in the secondary mortgage market. The subsidiary bank has nineteen full service offices and an additional twenty-four remote automatic teller locations. The subsidiary bank offers its products and services online through its internet banking branch, GRANITe–bank.  Effective April 1, 2002, the Company through its acquisitions of three insurance agencies, Blake Insurance Agency, Sise Insurance and Sise Financial Services began offering insurance products.  These full service agencies offer complete lines of personal and commercial property and casualty insurance products, group benefits, individual life and disability coverage, annuities and other financial service products.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the balance sheets, and revenues and expenses for the periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties which collateralize loans.

A substantial portion of the Company’s loans are secured by real estate in New Hampshire. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changing conditions in New Hampshire.

The following is a description of the Company’s significant accounting policies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and the subsidiary bank. All significant intercompany transactions and balances have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

SECURITIES

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity, net of estimated income taxes. During 2002, 2001 and 2000, the Company had no securities classified as trading securities.

Premiums and discounts on securities are amortized or accreted into earnings on the straight-line method over the life of the investments. Income recognized by use of this method does not differ materially from that which would be recognized by use of the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against net gains or losses on securities. Gains and losses on the sale of securities available for sale are recognized at the time of sale on a specific identification basis.

LOANS

Real estate mortgage loans and other loans are stated at the amount of unpaid principal, less unearned income and the allowance for possible loan losses.

Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current period interest income. Interest subsequently received on nonaccrual loans is either applied against principal or recorded as income according to management’s judgment as to the collectibility of principal.

The Company measures loan impairment on commercial, financial and agricultural loans, commercial and multifamily real estate loans and construction and land development real estate loans in excess of $100,000 based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. When the Company determines that foreclosure is probable, it measures impairment based on the fair value of the collateral. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Commercial, financial and agricultural loans, commercial and multifamily real estate loans and construction and land development real estate loans of $100,000 or less are collectively evaluated for impairment. Additionally, large groups of smaller balance homogeneous loans, such as residential real estate and consumer loans are collectively evaluated for impairment.

Loan origination and commitment fees, certain direct loan origination costs and discounts on acquired loans are being deferred and amortized as an adjustment of the related loan yield over the contractual life of the loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The adequacy of the allowance for possible loan losses is evaluated on a regular basis by management. The methodology for determining the amount of the allowance for possible loan losses consists of several elements. Nonperforming, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of possible losses associated with those loans. Another element involves estimating losses inherent in categories of loans, based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company’s primary market areas. The last element is based on management’s evaluation of various conditions, and involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions and/or concentrations; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions; and historical loan charge-off experience.

The provision for possible loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely, and recoveries are credited to the allowance when received.

Management believes that the allowance for possible loan losses is adequate. While management evaluates the allowance for possible loan losses based upon available information, future additions to the allowance may be necessary. Additionally, regulatory agencies review the Company’s allowance for possible loan losses as part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments which may be different from those of management.

LOANS HELD FOR SALE

Mortgage loans held for sale into the secondary market and commitments to fund such loans are carried at the lower of cost or estimated market value as determined by outstanding investor and origination commitments or, in the absence of such commitments, current investor yield requirements. Valuation adjustments are charged against gain/loss on sales of mortgage loans. Gains or losses on sales of mortgage loans are recognized at the time of the sale.

The Company recognizes as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights either through the purchase or origination of mortgage loans and sells those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

On a quarterly basis, the Company assesses the carrying values of mortgage servicing rights for impairment based on the fair value of such rights. A valuation model that calculates the present value of future cash flows is used to estimate such fair value. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates. Any impairment is recognized as a charge to earnings through a valuation allowance.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the remaining lease terms, if shorter. Useful lives are 15–50 years for bank buildings, 10–20 years for leasehold improvements and 2–10 years for furniture and equipment.

The Company reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Gains or losses on routine dispositions are credited or charged to earnings. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

OTHER REAL ESTATE OWNED

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property received less a valuation allowance for estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Provisions to reduce the carrying value to net realizable value are charged to current period earnings as realized and are reflected as an additional valuation allowance. Operating expenses and gains and losses upon disposition are reflected in earnings as realized.

OTHER ASSETS

The Company has investments in two tax advantaged limited partnerships. These investments are included in other assets and amortized over the same period the tax benefits are expected to be received.

The core deposit intangible arising from the year end 2000 branch acquisition is included in other assets, net of accumulated amortization, and is being amortized on a declining balance method over 10 years.

The customer renewal lists arising from the April 1, 2002 purchase of three insurance agencies are included in other assets, net of accumulated amortization, and are being amortized on a straight line basis over 10 years.

Mortgage servicing rights are included in other assets, net of accumulated amortization, and are amortized on a basis which results in approximately level rates of return in proportion to, and over the period of, estimated net servicing income.

Goodwill arising from acquisitions is included in other assets, net of accumulated amortization. Through December 31, 2001, goodwill has been amortized on the straight-line basis over 15 years. Beginning January 1, 2002, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill no longer is amortized, but is tested for impairment annually or whenever there is an impairment indicator. The company has completed a transitional fair value based impairment test of goodwill as of January 1, 2002. No impairment of goodwill was evident as a result of the impairment testing performed. The following table presents reported net earnings for the three years ended December 31, 2002, 2001 and 2000, as well as pro forma adjustments relating to the years ended December 31, 2001 and December 31, 2000, as if SFAS No. 142 had been adopted on January 1, 2000.

	As od December 31, 2002

	2002	2001	2000

	(In Thousands)
Reported net earnings	$12,379	$11,389	$10,078
Add back: goodwill amortization net of income tax benefit of $138,000 in 2001 and $0 in 2000, respectively	—	450	246

Adjusted net earnings	$12,379	$11,839	$10,324

Basic earnings per share:
Net Income: as reported	$2.41	$2.16	$1.83
Add back: goodwill amortization	—	0.09	0.05

Net Income: as adjusted	$2.41	$2.25	$1.88

Diluted earnings per share:
Net Income: as reported	$2.32	$2.11	$1.82
Add back: goodwill amortization	—	0.09	0.04

Net Income: as adjusted	$2.32	$2.20	$1.86

FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose estimated fair values of financial instruments. Fair value estimates, methods, and assumptions are set forth below in note 21 of Notes to Consolidated Financial Statements.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

RETIREMENT AND BENEFIT PLANS

The Company and its subsidiary bank have a non-contributory defined benefit Pension Plan covering substantially all of the Company’s employees. Contributions are intended to provide for benefits attributed to services rendered to date and for those expected to be earned in the future.

The Company sponsors a Supplemental Executive Retirement Plan (“SERP”). The SERP is a nonqualified plan designed to provide supplemental retirement benefits to certain key employees, whose benefits under the Company’s other retirement plans are limited by Federal tax laws.

The Company has an Employee Stock Ownership Plan (“ESOP”), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees, plus discretionary contributions.

STOCK-BASED COMPENSATION

SFAS No. 123, “Accounting for Stock-Based Compensation”, establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 (“Opinion 25”). However, SFAS No. 123 did not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use the intrinsic value based method under Opinion 25 or (2) to adopt the SFAS No. 123 fair value based method. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity’s common stock price, except for employee stock ownership plans. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the footnotes to the financial statements pro forma net earnings as if the fair value based method had been adopted. The Company continues to account for stock-based compensation under the intrinsic value based method under Opinion 25, as allowed by SFAS No. 123, and includes presentation of the required pro forma disclosures in the notes to the consolidated financial statements.

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123 for awards made after July 1, 1995, the effect on the Company’s net earnings and net earnings per share would have been as follows for the years ended December 31:

		2002	2001	2000

		(In Thousands)
Net Earnings	As Reported	$12,379	$11,389	$10,078
	Pro forma	$12,101	$10,902	$10,143
Net Earnings
Per Share:
Basic	As Reported	$2.41	$2.16	$1.83
	Pro forma	$2.35	$2.07	$1.85
Diluted	As Reported	$2.32	$2.11	$1.82
	Pro forma	$2.27	$2.02	$1.83

Pro forma net earnings and pro forma net earnings per share increased in 2000 as a result of the cancellation of certain stock options in 2000, that were granted in 1999 and 1998, for which pro forma net earnings and pro forma net earnings per share were reduced in those years. Excluding the impact of the cancellation of the stock options, pro forma net earnings for 2000 would have been $9,679,000 and pro forma basic and diluted net earnings per share would have been $1.76 and $1.75, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes interest rate cap agreements to manage a portion of its exposure to interest rate risk. The Company does not purchase derivative financial instruments for trading purposes. Under these agreements, the Company receives an interest payment if the three-month London Interbank Offered Rate (“LIBOR”) increases above a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The amounts received on the interest rate cap agreements are accounted for as an adjustment to the yield or cost of the related financial instruments.

COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net earnings and all other non-owner changes in equity. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s accumulated other comprehensive income (loss) included in stockholders’ equity is comprised exclusively of net unrealized gains (losses) on securities available for sale, net of related tax effects.

DISCLOSURE ABOUT SEGMENTS

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the “management approach”. The management approach is based on the way the chief operating decision-makers organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the “management approach” model, the Company has determined that its business is comprised of a single operating segment.

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Information regarding the computations of earnings per share is as follows:

	Year Ended December 31,

	2002	2001	2000

	($ in Thousands, except per share data)
Net earnings	$12,379	$11,389	$10,078

Weighted average common shares outstanding — basic	5,142,851	5,264,873	5,494,982
Dilutive effect of stock options and restricted stock awards computed using the treasury stock method	192,861	124,873	42,753

Weighted average common shares outstanding—diluted	5,335,712	5,389,746	5,537,735

Net earnings per share — basic	$2.41	$2.16	$1.83

Net earnings per share — diluted	$2.32	$2.11	$1.82

Weighted average options to purchase 7,985  shares and 225,517 shares of common stock were outstanding during 2001 and 2000, respectively, but were not included in the computation of weighted average common shares outstanding for purposes of computing diluted earnings per share, because the effect would have been antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

          In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”. This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with earlier application encouraged and its provisions are to be applied prospectively. The adoption of this statement has not had a material impact on the Company’s consolidated financial statements.

          In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 145, which rescinded Statement Nos. 4, 44, and 64 and amended Statement No. 13, Accounting for Leases. Statement 145 eliminates the requirement to classify gains and losses from an early extinguishment of debt as an extraordinary item. These provisions of the Statement are effective for the Company’s fiscal year beginning January 1, 2003.

          In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3. The Board decided to address the accounting and reporting for costs associated with exit or disposal activities because entities increasingly are engaging in exit and disposal activities and certain costs associated with those activities were recognized as liabilities at a plan (commitment) date under issue 94-3 that did not meet the definition of a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002 and early application is permitted. Management does not expect the adoption of SFAS No. 146 to have a significant impact on the Company’s financial position or results of operations.

          In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others, which clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to a guarantors accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon the issuance of a guarantee, the guarantor recognize a liability for the fair value of the obligation it assumes under that guarantee. Financial and performance stand by letters of credit are included in the scope of FIN 45, while commercial letters of credit are not. The Interpretation’s provisions for initial recognition and measurement are required to be applied on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 also contains additional disclosure requirements that are effective as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee.

          In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. This statement amends FASB No. 123, Accounting for Stock- Based Compensation. The purpose of this statement is to provide alternative methods of transition for Companies that voluntarily change to the fair value based method of accounting for stock-based employee compensation. The disclosure requirements of FASB 123 are also amended, and these amended disclosure requirements are presented in these audited financial statements.

          In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, (or VIEs) which addresses consolidation by business enterprises of variable interest entities. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity.  Under current guidance, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The Interpretation requires a variable interest entity to be consolidated by a company if that company is the “primary beneficiary” of that entity. The primary beneficiary is subject to a majority of the risk of loss from the VIE’s activities, or is entitled to receive a majority of the VIE’s residual returns, or both.  The consolidation requirements of the Interpretation apply immediately to Vies created after January 31, 2003 and apply to previously established entities in the first interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the VIE was established. Management is currently analyzing the impact of FIN 46 but does not expect it to have a significant impact on its financial position or results of operations.

Note 2 — Merger

On November 7, 2002, the Company entered into a definitive merger agreement whereby the Company will be merged with and into Chittenden Corporation. The transaction closed on February 28, 2003. Under the terms of the merger agreement shareholders of the Company elected to receive $46 per share in cash or 1.64 shares of Chittenden

Corporation common stock for each share of Company stock they own, plus cash in lieu of any fractional share interest, or 50% of the consideration in Chittenden Corporation common stock and 50% in cash.  Elections by Company shareholders are subject to allocation procedures that are intended to ensure that 50% of the Company common stock outstanding immediately prior to the consummation of the transaction will be converted to Chittenden Corporation common stock.

In connection with the merger the Company incurred $2,789,000 in merger related costs during the year ended December 31, 2002. These costs related to investment banking fees, legal and professional fees and certain compensation costs relating to the supplemental executive retirement plan and restricted stock grants.

Note 3 — Acquisitions

On February 8, 2002, the Company’s subsidiary bank, Granite Bank, reached agreements to acquire Blake Insurance Agency, Sise Insurance and Sise Financial Services, all located in Portsmouth, New Hampshire. At the time of the acquisition, the combined agencies had annual premium volume of approximately $23,000,000. The combined agencies revenues are represented by commission income, which is based upon percentages of premium volume billed. Effective April 1, 2002, the Company completed the acquisitions of these three insurance agencies.  The acquisitions were accounted for using the purchase method of accounting and results of operations relating to the acquired insurance agencies are reflected in earnings commencing April 1, 2002.

The acquisition was allocated as follows:

Description	Amount

(In Thousands)
Premises and equipment	$57
Agency customer renewal lists	3,009
Goodwill	1,651
Other assets	299

Assets acquired	5,016
Other borrowings	12
Other liabilities	376

Liabilities assumed	388

Total consideration for acquisition, net of cash acquired of $343,000	$4,628

The total consideration for the acquisition included cash paid net of cash acquired of $4,328,000 and the issuance out of treasury of 11,259 shares of Granite State Bankshares, Inc. common stock. The cash paid net of cash acquired, included a payment of $163,000 during the three months ended September 30, 2002. The agency customer renewal lists are being amortized on the straight line method over ten years.

Effective at year end 2000, the Company completed its acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. Webster Bank is the subsidiary of Webster Financial Corporation. The acquired branches are located in the city of Portsmouth and the town of Hampton, both in Rockingham County, New Hampshire. The acquisition has been accounted for using the purchase method of accounting. Since the acquisition was effective at year end 2000, results of operations relating to the acquired branches are reflected in earnings commencing January 1, 2001.

          The acquisition was allocated as follows:

Description	Amount

(In Thousands)
Loans, net of allowance for possible loan losses of $606,000	$42,514
Bank premises and equipment	1,952
Core deposit intangible	882
Goodwill	5,146
Other assets	256

Assets acquired	50,750
Deposits	39,368
Securities sold under agreements to repurchase	1,163
Other liabilities	306

Liabilities assumed	40,837

Total consideration for acquisition, net of cash acquired of $2,214,000	$9,913

Of the consideration of $9,913,000, net of cash acquired, $6,581,000 was paid in December of 2000 and $3,332,000 was paid in February 2001.

Note 4 — Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Cash paid for
Interest	$23,984	$32,054	$31,010
Income taxes	7,739	6,810	5,925

Supplemental Schedule of Noncash Investing and Financing Activities

Effective on April 1, 2002, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of three insurance agencies, located in Portsmouth, New Hampshire. For a description of assets acquired and liabilities assumed, see note 3 of Notes to Consolidated Financial Statements.

Effective at year end 2000, the Company acquired certain assets and assumed certain liabilities in connection with the acquisition of two branch offices of Olde Port Bank, a division of Webster Bank. For a description of assets acquired and liabilities assumed, see note 3 of Notes to Consolidated Financial Statements.

The subsidiary bank acquired other real estate owned through foreclosure in settlement of loans or accepted deeds in lieu of foreclosures on real estate loans in the amount of $0, $160,000 and $543,000 during the years ended December 31, 2002, 2001 and 2000, respectively. Loans granted in settlement of asset sales were $0, $925,000 and $0 during the years ended December 31, 2002, 2001 and 2000, respectively.

Dividends declared and unpaid on common stock at December 31, 2002, 2001 and 2000 were $1,003,000, $890,000 and $854,000, respectively.

Note 5—Cash and Due From Banks

The Federal Reserve Bank requires the subsidiary bank to maintain average reserve balances. Reserves (in the form of deposits with the Federal Reserve Bank) of $1,000,000 were maintained to satisfy Federal regulatory requirements at December 31, 2002 and 2001. These reserves are included in cash and due from banks in the Consolidated Statements of Financial Condition.

Note 6—Securities

The amortized cost and estimated market values of securities at December 31, were as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Market Value

	(In Thousands)
Securities held to maturity At December 31, 2002
Other corporate obligations	$5,005	$366		$5,371

Total securities held to maturity	$5,005	$366		$5,371

Securities available for sale At December 31, 2002
US Government agency obligations	$180,866	$2,508		$183,374
Other corporate obligations	145,545	4,552	$1,475	148,622
Mortgage-backed securities:
FNMA	26,267	292		26,559
FHLMC	36,123	476		36,599
GNMA	107	14		121
SBA	135	10		145

Total mortgage-backed securities	62,632	792		63,424
Mutual Funds	1,650		111	1,539
Marketable equity securities	3	8		11

Total securities available for sale	$390,696	$7,860	$1,586	$396,970

Securities held to maturity At December 31, 2001
Other corporate obligations	$5,006	$220		$5,226

Total securities held to maturity	$5,006	$220	$0	$5,226

Securities available for sale At December 31, 2001
US Government agency obligations	$144,812	$1,968	$391	$146,389
Other corporate obligations	105,021	2,407	1,715	105,713
Mortgage-backed securities:
FNMA	1,548	40		1,588
FHLMC	15,415	19	145	15,289
GNMA	687	47		734
SBA	198	11		209

Total mortgage-backed securities	17,848	117	145	17,820
Mutual Funds	900	164	17	1,047
Marketable equity securities	3,019	309	96	3,232

Total securities available for sale	$271,600	$4,965	$2,364	$274,201

As a member of the Federal Home Loan Bank of Boston (“FHLBB”), the subsidiary bank is required to invest in $100 par value stock of the FHLBB in the amount of 1% of its outstanding loans secured by residential housing or 5% of its outstanding advances from the FHLBB, whichever is higher. When such stock is redeemed, the subsidiary bank would receive from the FHLBB an amount equal to the par value of the stock. As of December 31, 2002 and 2001, the subsidiary bank had investments in FHLBB stock of $8,271,000 and $7,201,000, respectively. Such investments are reflected separately in the Consolidated Statements of Financial Condition.

Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31 were as follows:

	2002		2001		2000

	Realized Gain	Realized Loss	Realized Gain	Realized Loss	Realized Gain	Realized Loss

	(In Thousands)
Securities
Debt securities	$744	$342	$680	$837	$6	$1
Marketable equity securities	940	508	832	272	1,096	779

	$1,684	$850	$1,512	$1,109	$1,102	$780

At December 31, 2002, U. S. Government Agency Obligations and mortgage-backed securities with carrying values of $129,490,000 were pledged as collateral for securities sold under agreements to repurchase and for government deposit accounts.

The following table sets forth the maturity distribution of debt securities held to maturity and available for sale at amortized cost and estimated market value at December 31, 2002. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations without penalties.

	Within 1 Year	Over 1 Year Through 5 Years	Over 5 Years Through 10 Years	Over 10 Years	Totals

	(In Thousands)
Amortized Cost At December 31, 2002
Securities held to maturity
Other corporate obligations		$5,005			$5,005

Total debt securities held to maturity		$5,005			$5,005

Securities available for sale
US Government agency obligations		$157,866	$23,000		$180,866
Other corporate obligations	$5,989	109,029	5,049	$25,478	$145,545
Mortgage-backed securities			13,464	49,168	62,632

Total debt securities available for sale	$5,989	$266,895	$41,513	$74,646	$389,043

Estimated Market Value At December 31, 2002
Securities held to maturity
Other corporate obligations		$5,371			$5,371

Total debt securities held to maturity		$5,371			$5,371

Securities available for sale
US Government agency obligations		$159,824	$23,550		$183,374
Other corporate obligations	$6,178	113,050	5,128	$24,266	$148,622
Mortgage-backed securities			13,565	49,859	63,424

Total debt securities available for sale	$6,178	$272,874	$42,243	$74,125	$395,420

At December 31, 2002, all of the U.S. Government Agency Obligations with carrying values of $183,374,000 were callable at the discretion of the issuer without penalty, of which $164,716,000 were callable during 2003 at a weighted average yield of 4.69%, $8,455,000 were callable during 2004 at a weighted average yield of 5.89% and $10,203,000 were callable during 2005 at a weighted average yield of 3.55%.

Note 7—Loans

Loans consist of the following at:

	December 31,

	2002	2001

	(In Thousands)
Commercial, financial and agricultural	$37,398	$43,823
Real estate—residential	287,606	335,632
Real estate—multifamily	48,439	49,579
Real estate—commercial	184,346	184,502
Real estate—construction and land development	13,358	9,060
Installment	4,325	5,932
Other	34,655	26,472

Total loans	610,127	655,000
Less:
Unearned income	(851)	(1,075)
Allowance for possible loan losses	(7,968)	(8,085)

Net loans	$601,308	$645,840

At December 31, 2002 and 2001, loans which were on nonaccrual status were $1,310,000 and $3,015,000, respectively. Interest income which would have been accrued on nonaccrual loans, had they performed in accordance with the terms of their contracts, for the years ended December 31, 2002, 2001 and 2000, was $95,000, $263,000 and $239,000, respectively. Interest income recognized on nonaccrual loans in 2002, 2001 and 2000 amounted to $43,000, $28,000 and $110,000, respectively.

The Company has identified loans as impaired in accordance with SFAS No. 114, when it is probable that interest and principal will not be collected according to the terms of the loan agreements. The balance of impaired loans was $822,000 and $2,543,000, respectively, at December 31, 2002 and 2001. The average recorded investment in impaired loans was $1,657,000, $2,344,000 and $880,000, respectively, in 2002, 2001 and 2000. No income was recognized on impaired loans during 2002, 2001 and 2000. Total cash collected on impaired loans during 2002, 2001 and 2000 was $1,264,000, $380,000 and $22,000, respectively, all of which was credited to the principal balance outstanding on such loans.

The allowance for possible loan losses associated with impaired loans was $184,000, $750,000 and $439,000 at December 31, 2002, 2001 and 2000, respectively. During 2002, 2001 and 2000, provisions for possible loan losses applicable to impaired loans were $(283,000), $611,000 and $187,000, respectively. Impaired loans charged off during 2002, 2001 and 2000 were $283,000, $300,000 and $0, respectively. At December 31, 2002 and 2001, there were no impaired loans which did not have an allowance for possible loan losses determined in accordance with SFAS No. 114.

The Company’s policy for interest income recognition on impaired loans is to recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company; if these factors do not exist, the Company does not recognize income.

The Company’s lending activities are conducted principally in New Hampshire and to a lesser extent in selected areas in other New England states. The Company grants single family and multi-family residential real estate loans, commercial real estate loans, commercial, financial and agricultural loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties and commercial real estate properties. Most loans granted by the Company are collateralized by real estate. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the borrowers’ geographic areas, and real estate values. The ability and willingness of commercial real estate, commercial, financial and agricultural and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers’ geographic areas, and the general economy.

At December 31, 2002 and 2001, the subsidiary bank serviced real estate loans sold to others in the amounts of $320,288,000 and $190,386,000, respectively.

Note 8—Allowance for Possible Loan Losses

Changes in the allowance for possible loan losses are as follows:

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Balance at beginning of year	$8,085	$7,854	$7,032
Allowance of loan portfolio related to branch acquisition			606
Provision for possible loan losses	325	660	330
Loans charged off	(541)	(550)	(324)
Recoveries of loans previously charged off	99	121	210

Balance at end of year	$7,968	$8,085	$7,854

Note 9—Loans to Related Parties

In the ordinary course of business the Company’s banking subsidiary has granted loans to its officers and directors, and those of the Company and to their associates. The aggregate amount of these loans was $7,202,000 and $7,816,000 at December 31, 2002 and 2001, respectively. During 2002, $2,566,000 of new loans were made and repayments totaled $3,008,000. Approximately $172,000 of related party loans at December 31, 2001 were loans to officers and directors who were no longer associated with the Company in those capacities at December 31, 2002.

Note 10—Premises and Equipment

The following is a summary of premises and equipment:

	December 31,

	2002	2001

	(In Thousands)
Bank buildings	$17,708	$16,420
Leasehold improvements	1,689	1,689
Furniture and equipment	16,091	14,389

	35,488	32,498
Less: Accumulated depreciation and amortization	20,269	18,395

	15,219	14,103
Land	2,738	2,738

	$17,957	$16,841

Depreciation and amortization expense on premises and equipment for the years ended December 31, 2002, 2001 and 2000 was $1,912,000, $1,748,000 and $1,940,000, respectively.

Note 11—Other Assets

A summary of other assets follows:

	December 31,

	2002	2001

	(In Thousands)

Cash surrender value of life insurance	$12,062	$11,385
Accrued interest receivable	7,241	7,099
Net deferred tax assets		1,687
Goodwill, net of accumulated amortization of $3,124,000 in 2002 and $3,124,000 in 2001	7,356	5,705
Core deposit intangibles, net of accumulated amortization of $245,000 in 2002 and $132,000 in 2001	637	750
Customer renewal lists, net of accumulated amortization of $226,000 in 2002 and $0 in 2001	2,783
Mortgage servicing rights, net of accumulated amortization of $2,258,000 in 2002 and $1,565,000 in 2001 and net of valuation allowance of $555,000 in 2002 and $0 in 2001	1,421	995
Prepaid expenses	1,709	719
Other	2,819	1,020

	$36,028	$29,360

Mortgage servicing rights of $1,674,000, $918,000 and $96,000, were capitalized during 2002, 2001 and 2000. Amortization expense on mortgage servicing rights was $693,000, $267,000 and $153,000 in 2002, 2001 and 2000, respectively.  In 2002, a provision of $555,000 was made relating to the impairment of mortgage servicing rights to establish a valuation allowance to adjust the carrying value of mortgage servicing rights to estimated fair value.

Amortization expense on core deposit intangibles was $113,000 during 2002, $132,000 during 2001 and $0 during 2000.

Amortization expense on customer renewal lists was $226,000 during 2002 and $0 during each of the years 2001 and 2000.

Amortization expense on goodwill was $0 during 2002, $588,000 during 2001 and $246,000 during 2000.

Note 12—Interest Bearing Deposits

Interest bearing deposits consisted of the following:

	December 31,

	2002	2001

	(In Thousands)
NOW accounts	$304,938	$254,474
Savings accounts	88,913	83,746
Money market deposit accounts	18,585	16,978
Time certificates	236,430	266,019

	$648,866	$621,217

Maturities of time certificates after December 31, 2002 are $165,684,000 in 2003, $34,275,000 in 2004, $15,509,000 in 2005, $8,858,000 in 2006, $12,094,000 in 2007 and $10,000 in years thereafter.

Time certificates with balances of $100,000 or more at December 31, 2002 and 2001 totaled $39,822,000 and $46,812,000, respectively.

Note 13—Borrowings

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Short-term borrowings in the form of securities sold under agreements to repurchase at December 31, 2002 and 2001, totaled $89,883,000 and $85,013,000, respectively. Such borrowings were collateralized at December 31, 2002 by the Company’s U.S. Government agency securities with a carrying value of $127,842,000 (see note 6 of Notes to Consolidated Financial Statements). The collateral is maintained under the control of the Company in a separate custodial account at the FHLBB. The weighted average interest rate on these borrowings was 1.39% and 1.94%, respectively, at December 31, 2002 and 2001.

The maximum amount of securities sold under agreements to repurchase at any month end during 2002, 2001 and 2000, were $94,683,000, $96,820,000 and $90,811,000, respectively. The average amount of securities sold under agreements to repurchase in 2002, 2001 and 2000 were $86,915,000, $88,431,000 and $77,723,000, respectively. The average cost of securities sold under agreements to repurchase was 1.69%, 3.50% and 5.55% during 2002, 2001 and 2000, respectively.

OTHER BORROWINGS

The Company’s subsidiary bank maintains a line of credit with the FHLBB to meet short or long-term financing needs that may arise. Short and long-term borrowings from the FHLBB are primarily secured by a blanket lien on qualifying unencumbered residential real estate loans and the guaranteed portion of government and small business association loans. The Company’s subsidiary bank is able to commingle, encumber or dispose of any collateral held subject to its ability to maintain specific “qualifying” collateral levels in excess of collateral maintenance requirements and meet minimum capital ratios, both of which were met as of December 31, 2002 and 2001.

Based upon “qualifying” collateral held, the Company’s subsidiary bank had a total borrowing capacity with the FHLBB as of December 31, 2002 of approximately $221,904,000, of which approximately $58,079,000 was still available.

Other borrowings, which primarily consist of borrowings with the FHLBB, consisted of the following:

	December 31, 2002

	Amount	Range of Rates (%)

	(In Thousands)
Due within one year	$38,486	1.31-6.17
Due from one to three years	122	5.00-6.17
Due over three years	125,230	3.95-6.09

	$163,838

	December 31, 2001

	Amount	Range of Rates (%)

	(In Thousands)
Due within one year	$54	5.00-6.17
Due from one to three years	30,120	5.00-6.17
Due over three years	105,290	3.99-6.17

	$135,464

Principal payments due on other borrowings after December 31, 2002 are $38,486,000 in 2003, $62,000 in 2004, $60,000 in 2005, $4,000 in 2006, $4,000 in 2007 and $125,222,000 in years thereafter. The FHLBB has the right to call and require the repayment of $80,000,000 of borrowings during 2003, $20,000,000 of which is at an interest rate of 4.49% maturing in 2008; $10,000,000 of which is at an interest rate of 5.58% maturing in 2009; $30,000,000 of which is at a weighted average interest rate of 5.60% maturing in 2010 and $20,000,000 of which is at a weighted average interest rate of 4.26% maturing in 2011. Additionally, the FHLBB has the right to call and require the repayment of $15,000,000 of borrowings during 2004, which is at a weighted average interest rate of 4.64% maturing in 2011 and $20,000,000 of borrowings during 2005, which is at an interest rate of 3.95% maturing in 2012.

Note 14—Commitments and Contingencies

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amount of these instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet credit risk at December 31, 2002 and 2001 were as follows:

	Contract or Notional Amount

	2002	2001

	(In Thousands)
Financial instruments whose contract amounts represent credit risk
Commitments to originate loans	$23,681	$16,065
Unused lines and standby letters of credit	62,454	48,925
Unadvanced portions of construction loans	2,987	3,869

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate cap agreements in managing a portion of the interest rate risk included in the consolidated statement of financial condition.

With respect to interest rate caps, the Company is not exposed to loss beyond its initial cash outlay to enter into the agreements. The Company entered into these agreements with AAA-rated counterparties.

Interest rate cap agreements provide for the receipt of interest to the extent that the three-month LIBOR is greater than the strike rate. No interest was received under these agreements during 2002, 2001 and 2000.

At December 31, 2002 and 2001 the Company had the following interest rate cap agreements in effect:

Notional Amount	Strike Rate	Maturity Date

(In Thousands)
$5,000	7.50%	2/7/04
5,000	7.8125%	6/4/04
10,000	7.875%	11/15/04

INVESTMENT IN LIMITED PARTNERSHIPS

At December 31, 2002, the subsidiary bank was committed to invest an additional $442,000 in two real estate development limited partnerships related to low income housing. The investments will be $177,000 in 2003, $166,000 in 2004 and $99,000 in 2005. At December 31, 2002 and 2001, the Company had $431,000 and $409,000, respectively, invested in such partnerships, which are included in other assets in the Consolidated Statements of Financial Condition.

LEASE COMMITMENTS

As of December 31, 2002, the Company was obligated under noncancelable operating leases for premises. Minimum future rentals under leases are as follows:

Amount

(In Thousands)
Year Ending December 31,
2003	$604
2004	593
2005	527
2006	425
2007	276
Thereafter	202

$2,627

Rent expense amounted to $751,000, $526,000 and $558,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS

The subsidiary bank and the Company have entered into an employment agreement with a senior officer, which provides for a specified minimum annual compensation, certain lump sum severance payments following a “change in control” as defined in the agreement and for the reimbursement by the Company for any excise taxes relating to a change in control. However, such employment may be terminated for cause without incurring any continuing obligations. The Company has also entered into Special Termination Agreements with four other senior officers which generally provide for certain lump sum severance payments following a “change in control” as defined in the agreements.

LEGAL PROCEEDINGS

The Company is a defendant in ordinary and routine pending legal actions incident to its business, none of which is believed by management to be material to the financial condition of the Company.

Note 15—Income Taxes

The Company and its subsidiary file a consolidated Federal income tax return on the accrual basis for taxable years ending December 31.

Income tax expense (benefit) reflected in the Consolidated Statements of Earnings for years ended December 31, are as follows:

	2002	2001	2000

	(In Thousands)
Federal:
Current	$5,091	$5,588	$4,677
Deferred	1,072	(152)	(158)

State:
Current	1,472	1,412	1,202
Deferred	210	(75)	(62)

	$7,845	$6,773	$5,659

The above amounts include a tax provision on securities transactions of $338,000, $162,000 and $126,000, in 2002, 2001 and 2000, respectively.

The income tax benefit related to the exercise of nonstatutory stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts were $175,000 in 2002, $0 in 2001 and $34,000 in 2000.

The difference between the total expected income tax expense computed by applying the Federal income tax rate to earnings before income tax expense and the reported income tax expense for years ended December 31, is as follows:

	2002	2001	2000

	(In Thousands)
Computed “expected” Federal income tax expense at statutory rate	$6,876	$6,175	$5,351
Increase (decrease) resulting from:
State income tax, net of Federal tax benefit	1,110	882	752
Low income/rehabilitation tax credits	(187)	(187)	(187)
Other	46	(97)	(257)

	$7,845	$6,773	$5,659

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,

	2002	2001

	(In Thousands)
Deferred tax assets:
Allowance for possible loan losses	$3,229	$2,880
Other real estate owned	23	68
Federal net operating loss carryforwards	—	172
Accrued interest	111	118
Core deposit intangibles	76	62
Deferred compensation	25	37
Accrued expenses	79	—
Restricted stock awards	—	165
Low income-housing partnerships	115	97
Premises and equipment	90	246
Other	39	39

Total deferred tax assets	3,787	3,884

Deferred tax liabilities:
Unearned income	826	664
Deferred loan fees	94	86
Mortgage servicing rights	576	402
Unrealized gains on securities available for sale	2,543	1,045
Pension	363	—
Goodwill	450	—
Restricted stock	28	—

Total deferred tax liabilities	4,880	2,197

Net deferred tax asset (liability)	$(1,093)	$1,687

At December 31, 2002 and 2001, net deferred tax (liabilities) assets includes $2,543,000 and $1,045,000, respectively, in deferred tax liabilities which are attributable to the tax effects of net unrealized gains on securities available for sale. Pursuant to SFAS No. 115 and SFAS No. 109, the corresponding charge has been made directly to stockholders’ equity.

Deferred tax assets at December 31, 2002 and 2001 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

Note 16—Pension Plans

DEFINED BENEFIT PENSION PLAN

The following table sets forth the funded status of the Company’s defined benefit pension plan as of September 30, 2002 and 2001 (the most recent actuarial valuations):

	2002	2001

	(In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$4,348	$3,570

Projected benefit obligation, beginning of period	$4,563	$3,926
Service costs—benefits earned during the period	368	321
Interest cost on projected benefit obligation	332	307
Actuarial loss recognized during the period	293	184
Annuity payments made during the period	(98)	(83)
Settlements occurring during the period	(21)	(92)
Past service liability resulting from enacted law changes	89

Projected benefit obligation, end of period	5,526	4,563

Plan assets at fair value, beginning of period, primarily fixed income and equity securities	4,328	4,514
Return on plan assets during the period	(405)	(405)
Employer contributions during the period	1,251	394
Annuity payments made during the period	(98)	(83)
Settlements occurring during the period	(21)	(92)

Plan assets at fair value, end of period, primarily fixed income and equity securities	5,055	4,328

Plan assets in excess of (less than) projected benefit obligation	(471)	(235)
Unrecognized net loss from past experience different from that assumed and effects of changes in assumptions	1,367	201

Prepaid (accrued) pension cost	$896	$(34)

Net periodic pension expense included the following components:

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Service cost—benefits earned during the period	$368	$321	$306
Interest cost on projected benefit obligation	332	307	273
Expected return on plan assets	(376)	(388)	(304)
Net amortization and deferral	(3)	(15)	31

Net periodic pension expense	$321	$225	$306

The weighted average discount rate of 6.75% in 2002, 7.25% in 2001 and 8.00% in 2000, and the rate of increase in future compensation levels of 4.00% in 2002, 4.50% in 2001 and 5.50% in 2000, were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.00% for 2002, 8.50% for 2001 and 8.00% for 2000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company sponsors a SERP, and in connection therewith, maintains a Rabbi Trust, which purchases life insurance policies to satisfy its benefit obligations thereunder. The cash surrender value of the life insurance policies related to the SERP was $7,360,000 and $6,954,000 at December 31, 2002 and 2001, respectively, and is carried in other assets in the Consolidated Statements of Financial Condition. Annual accruals for expense are paid to trusts for the benefit of the participants. The present value of future benefits is being accrued over the term of employment. SERP expense for each of the years ended December 31, 2002 was $2,695,000, including $2,090,000 in merger related costs (see note 2). SERP expense for each of the years ended December 31, 2001 and 2000 amounted to $605,000.

Note 17—Employee Stock Ownership Plan (ESOP)

On October 13, 1993, the Company’s ESOP purchased 39,562 shares of common stock for $250,000. These funds were obtained by the ESOP through a loan from a third party lender and repayment of the loan was guaranteed by the Company. Annual principal payments were approximately $36,000 with interest at approximately the prime rate.

Company contributions were the primary source of funds for the ESOP’s repayment of the loan. The ESOP debt was fully repaid during 2000.

Compensation expense related to the ESOP amounted to $175,000, $175,000 and $287,000, respectively, for the years ended December 31, 2002, 2001 and 2000 and included additional contributions in excess of amounts required to service the ESOP debt of $175,000 in each of those years.

The total shares held by the ESOP, all of which were allocated were 366,944 shares at December 31, 2002 and 373,651 shares at December 31, 2001.

Note 18—Stock Compensation Plans

The Company maintains the 1997 Long-Term Incentive Stock Benefit Plan. Under this plan, stock options have been granted to certain officers of the Company and its subsidiary bank. Under this plan, stock options have also been granted to each member of the Board of Directors who is not an officer or employee of the Company or the subsidiary bank. Options were granted to certain officers and members of the Board of Directors of Primary Bank which are still outstanding that relate to plans adopted by Primary Bank in 1993 and 1995, which plans were assumed by the Company in connection with the acquisition of Primary Bank in 1997. Each option entitles the holder to purchase one share of the Company’s common stock at an exercise price equal to the fair market value of the stock at the date of grant. Options will be exercisable in whole or in part over the vesting period and expire 10 years following the date of grant. However, all options become 100% exercisable in the event that the employee or Director terminates their employment or service due to death, disability, normal retirement, or in the event of a change in control. Certain of the stock options granted by Primary Bank were performance based options, all of which became exercisable in 1997 when Primary Bank’s common stock price achieved designated price levels.

The following is a description of activity in the stock compensation plans:

FIXED STOCK OPTION PLANS

	Year Ended December 31,

	2002		2001		2000

	Number of Options	Weighted Average Option Price	Number of Options	Weighted Average Option Price	Number of Options	Weighted Average Option Price

Options at beginning of year	477,555	$17.24	424,451	$16.41	531,201	$17.54
Granted			60,900	21.39
Exercised	(65,225)	16.24	(7,796)	4.51	(7,000)	4.62
Canceled	(22,158)	17.71			(99,750)	23.26

Options at end of year	390,172	$17.38	477,555	$17.24	424,451	$16.41

Options exercisable at year end	269,249	$17.17	265,461	$16.42	224,393	$15.88

	At December 31, 2002

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$7.52 to $8.29	6,626	1.5	$7.62	6,626	$7.62
$11.09 to $11.40	3,618	2.8	11.39	3,618	11.39
$13.93	988	4.0	13.93	988	13.93
$17.00	325,640	4.8	17.00	228,797	17.00
$20.13	31,800	8.0	20.13	17,720	20.13
$23.25	21,500	8.7	23.25	11,500	23.25

$7.52 to $23.25	390,172	5.2	$17.38	269,249	$17.17

PERFORMANCE-BASED STOCK OPTION PLANS

	Year Ended December 31,

	2002		2001		2000

	Number of Options	Weighted Average Option Price	Number of Options	Weighted Average Option Price	Number of Options	Weighted Average Option Price

Options at beginning of year	2,389	$11.10	2,992	$11.03	2,992	$11.03
Exercised	(887)	11.19	(603)	10.78

Options at end of year	1,502	$11.03	2,389	$11.10	2,992	$11.03

Options exercisable at year end	1,502	$11.03	2,389	$11.10	2,992	$11.03

The range of exercise prices for the performance-based stock option plans are $10.78—$11.40, with a remaining weighted average life of 3.4 years at December 31, 2002.

No stock options were granted during 2002 and 2000. The weighted average fair value of options at their grant date during 2001 was $6.97 per option share. The fair values of the share grants were estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

2001

Expected option lives	7 years
Expected volatility	32%
Risk free interest rate	4.86-4.94%
Expected dividend yield	3.08%

Prior to 2000, 51,000 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the date of grant of $21.80 per share. In 2001, 50,000 shares of restricted stock were awarded to certain officers under the 1997 Long-Term Incentive Stock Benefit Plan with a weighted average fair value at the dates of grant of $21.38 per share. At December 31, 2002, restricted stock awards totaled 101,000 shares of which 59,880 shares were vested, including restricted stock of 4,680 shares for which vesting was accelerated as a result of the pending merger with Chittenden Corp.  Shares vest ratably over a period of five years. Compensation expense applicable to the stock awards and accelerated vesting was $369,000, $286,000 and $198,000 in 2002, 2001 and 2000, respectively. The amount in 2002 includes $84,000 in merger related costs (see note 2).

Note 19—Stockholders’ Equity

Capital Requirements

The Company and the subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can result in the initiation of certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2002 and 2001, the Company and the subsidiary bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company’s wholly-owned subsidiary bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes would cause a change in the subsidiary bank’s categorization.

The Company’s and the subsidiary bank’s actual capital amounts and ratios as of December 31, 2002 and 2001 are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	($ In Thousands)
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$84,263	11.42%	$59,013	>=8.00%	N/A
Subsidiary Bank	$83,273	11.29%	$59,013	>=8.00%	$73,766	>=10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$76,295	10.34%	$29,506	>=4.00%	N/A
Subsidiary Bank	$75,305	10.21%	$29,506	>=4.00%	$44,260	>=6.00%
Tier I Capital (to Average Assets):
Consolidated	$76,295	6.95%	$43,887	>=4.00%	N/A
Subsidiary Bank	$75,305	6.86%	$43,887	>=4.00%	$54,858	>=5.00%
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$80,612	11.69%	$55,180	>=8.00%	N/A
Subsidiary Bank	$79,680	11.55%	$55,180	>=8.00%	$68,975	>=10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$72,527	10.51%	$27,590	>=4.00%	N/A
Subsidiary Bank	$71,595	10.38%	$27,590	>=4.00%	$41,385	>=6.00%
Tier I Capital (to Average Assets):
Consolidated	$72,527	7.09%	$40,904	>=4.00%	N/A
Subsidiary Bank	$71,595	7.00%	$40,904	>=4.00%	$51,130	>=5.00%

Stock Repurchase Program

On March 12, 2002, the Company announced a Stock Repurchase Program (“Program”), whereby the Company’s Board of Directors authorized the repurchase of up to 10% (or approximately 516,000 shares), of the Company’s outstanding common shares from time to time. Shares repurchased under this Program may be held in treasury, retired or used for general corporate purposes. The Company has repurchased 2,000 shares of common stock under this Program. As a result of the merger agreement entered into with Chittenden Corporation on November 7, 2002 (see note 2), the Company ceased repurchasing stock under this Program.

Note 20—Restrictions on Subsidiary’s Loans, Advances and Dividends

Bank regulatory authorities restrict the amounts available for the payment of dividends by the subsidiary bank to the Company if the effect thereof would cause the capital of the subsidiary bank to be reduced below applicable capital requirements. These restrictions indirectly restrict the Company’s ability to pay common stock dividends.

Federal laws and regulations prohibit the Company from borrowing from the subsidiary bank unless the loans are secured by specified amounts of collateral. In addition, such secured loans to the Company from the subsidiary bank generally are limited to 10 percent of the subsidiary bank’s capital surplus. At December 31, 2002 and 2001, no such transactions existed between the Company and the subsidiary bank.

Note 21—Fair Values of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the subsidiary bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the subsidiary bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities and therefore, are not valued pursuant to SFAS No. 107, include premises and equipment, other real estate owned, life insurance contracts, deferred tax assets, core deposit intangibles and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

CASH AND DUE FROM BANKS AND INTEREST BEARING DEPOSITS IN OTHER BANKS

For cash and due from banks and short term investments in interest bearing deposits in other banks, having maturities of 90 days or less, the carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair values.

SECURITIES HELD TO MATURITY, SECURITIES AVAILABLE FOR SALE AND STOCK IN FEDERAL HOME LOAN BANK OF BOSTON

The fair value of securities held to maturity and securities available for sale is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. Ownership of stock in FHLBB is restricted to member banks; therefore, the stock is not traded. The estimated fair value of stock in FHLBB, which approximates carrying value, represents the price at which the subsidiary bank could liquidate its holdings.

LOANS HELD FOR SALE

Loans actively traded in the secondary mortgage market have been valued using current investor yield requirements.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, financial and agricultural, commercial and multifamily real estate, residential mortgage, construction, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

MORTGAGE SERVICING RIGHTS

A valuation model that calculates the present value of future cash flows is used to estimate such fair values. This valuation model incorporates assumptions that market participants would use in estimating future net servicing income including estimates of the cost of servicing loans, discount rate, float value, ancillary income, prepayment speeds and default rates.

ACCRUED INTEREST RECEIVABLE

The carrying value of accrued interest receivable on securities and loans, included in other assets, approximates its fair value.

DEPOSITS

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, NOW, regular savings and money market deposit accounts, is equal to the amount payable on demand. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The fair value estimate of time certificates is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The fair value estimate of securities sold under agreements to repurchase that mature within ninety days and bear market interest rates approximates carrying value. For those maturing after ninety days, estimated fair value is based upon the discounted value of contractual cash flows, with the discount rate based on rates currently offered for borrowings of similar maturities.

OTHER BORROWINGS

The fair value of other borrowings is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings of similar maturities.

ACCRUED INTEREST PAYABLE

The carrying value of accrued interest payable on deposits and borrowings, included in other liabilities, approximates its fair value.

OFF-BALANCE SHEET INSTRUMENTS

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, excluding those committed for sale to the secondary market, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. It is management’s belief that the fair value estimate of commitments to extend credit are not material, at December 31, 2002 and 2001, because they do not present any unanticipated credit concerns and bear market interest rates.

The fair values of the interest rate cap agreements are based on dealer quotes.

The following presents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2002 and 2001:

	December 31,

	2002		2001

	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value

	(In Thousands)
Financial Assets
Cash and due from banks	$25,082	$25,082	$21,142	$21,142
Interest bearing deposits in other banks	30	30	4,530	4,530
Securities held to maturity	5,005	5,371	5,006	5,226
Stock in Federal Home Loan Bank of Boston	8,271	8,271	7,201	7,201
Securities available for sale	396,970	396,970	274,201	274,201
Net loans	601,308	627,350	645,840	673,213
Loans held for sale	19,611	19,823	14,821	14,923
Mortgage servicing rights	1,421	1,434	995	1,254
Accrued interest receivable	7,241	7,241	7,099	7,099
Financial Liabilities
Deposits (with no stated maturity)	524,234	524,234	448,124	448,124
Time deposits	236,430	238,362	266,019	268,394
Securities sold under agreements to repurchase	89,883	89,940	85,013	85,039
Other borrowings	163,838	185,695	135,464	140,037
Accrued interest payable	1,256	1,256	1,328	1,328

	Contractual or Notional Amount	Estimated Fair Value	Contractual or Notional Amount	Estimated Fair Value

	(In Thousands)
Off-balance sheet instruments
Commitments to extend credit	$89,122	0	$68,859	$0
Interest rate cap agreements	20,000	4	20,000	18

Note 22—Other Noninterest Expense

Components of other noninterest expense were as follows:

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Advertising and marketing	$764	$894	$741
Amortization	1,032	987	399
Impairment of mortgage servicing rights	555
Data processing	492	432	309
Postage and freight	557	554	512
Professional fees	363	567	289
Printing and supplies	630	586	462
Telephone	572	589	484
Other	2,315	2,475	2,209

	$7,280	$7,084	$5,405

Note 23—Condensed Parent Company Only Financial Information

Condensed parent company only financial statements of Granite State Bankshares, Inc., as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, are as follows:

Balance Sheets

	December 31,

	2002	2001

	(In Thousands)
Assets
Interest bearing deposits in subsidiary bank	$1,973	$1,853
Investment in subsidiary bank, at equity	90,003	79,605
Other assets	21	9

Total Assets	$91,997	$81,467

Liabilities	$1,004	$930
Stockholders’ equity	90,993	80,537

Total Liabilities and Stockholder's Equity	$91,997	$81,467

STATEMENTS OF EARNINGS

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Revenues
Interest income from subsidiary bank	$21	$25	$35
Dividend income from subsidiary bank	5,000	7,500	10,000

Total revenues	5,021	7,525	10,035
Operating expenses	21	25	35

Earnings before equity in undistributed earnings of subsidiary bank	5,000	7,500	10,000
Equity in undistributed earnings of subsidiary bank	7,379	3,889	78

Net earnings	$12,379	$11,389	$10,078

STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In Thousands)
Cash flows from operating activities:
Net earnings	$12,379	$11,389	$10,078
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary bank	(7,379)	(3,889)	(78)
Increase in other assets	(12)		(2)
Increase (decrease) in other liabilities	(39)	(22)	8

Net cash provided by operating activities	4,949	7,478	10,006

Cash flows from investing activities:
(Increase) decrease in interest bearing deposits with subsidiary bank	(120)	(268)	532

Net cash provided by (used in) investing activities	(120)	(268)	532

Cash flows from financing activities:
Dividends paid on common stock	(3,839)	(3,573)	(3,463)
Proceeds from exercise of stock options	1,069	43	32
Purchase of common stock for treasury	(2,059)	(3,680)	(7,071)
Repayment on liability relating to ESOP			(36)

Net cash used in financing activities	(4,829)	(7,210)	(10,538)

Net increase (decrease) in cash	0	0	0
Cash at beginning of year	0	0	0

Cash at end of year	$0	$0	$0

The Statements of Comprehensive Income and Statements of Stockholders’ Equity for the parent company only, are identical to the Consolidated Statements of Comprehensive Income and Statements of Stockholders’ Equity and therefore, are not reprinted here.

The Company has no material contingencies, commitments or long-term obligations other than those disclosed elsewhere in the accompanying Notes to Consolidated Financial Statements.

Note 24—Summary of Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	2002				2001

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

	($ In Thousands, except per share data)
Interest and dividend income
Loans	$11,077	$11,560	$11,663	$11,984	$12,850	$13,471	$13,518	$13,496
Securities available for sale	4,198	3,926	4,114	3,915	3,784	3,654	3,495	3,135
Securities held to maturity	78	78	77	78	77	83	95	226
Interest bearing deposits in other banks	174	169	107	122	149	210	137	118
Dividends on Federal Home Loan Bank of Boston stock	69	73	73	71	82	101	112	129

Total interest and dividend income	15,596	15,806	16,034	16,170	16,942	17,519	17,357	17,104

Interest expense
Deposits	3,317	3,629	3,675	3,872	4,649	5,527	5,927	5,982
Other borrowed funds	2,371	2,383	2,340	2,325	2,298	2,599	2,414	2,516

Total interest expense	5,688	6,012	6,015	6,197	6,947	8,126	8,341	8,498

Net interest and dividend income	9,908	9,794	10,019	9,973	9,995	9,393	9,016	8,606
Provision for possible loan losses	0	0	100	225	300	180	120	60

Net interest and dividend income after provision for possible loan losses	9,908	9,794	9,919	9,748	9,695	9,213	8,896	8,546
Net gains (losses) on sales of securities available for sale	286	54	544	(50)	(54)	37	192	228
Other noninterest income	3,526	3,031	2,739	2,217	2,279	1,838	1,578	1,394
Noninterest expense (2)	10,551	7,235	7,180	6,526	6,795	6,489	6,418	5,978

Earnings before income taxes	3,169	5,644	6,022	5,389	5,125	4,599	4,248	4,190
Income tax expense	1,294	2,197	2,301	2,053	1,987	1,735	1,518	1,533

NET EARNINGS (2)	$1,875	$3,447	$3,721	$3,336	$3,138	$2,864	$2,730	$2,657

Net earnings per share—basic(1)	$.36	$.67	$.73	$.65	$.60	$.54	$.52	$.50
Net earnings per share—diluted	$.35	$.65	$.70	$.63	$.59	$.53	$.50	$.49
Annualized Returns
Return on average assets	0.67%	1.25%	1.40%	1.30%	1.20%	1.12%	1.12%	1.14%
Return on average stockholders’ equity	8.28%	15.47%	17.87%	16.51%	15.14%	14.18%	14.07%	14.14%

(1)

Net earnings per share is calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of net earnings per share for the quarters may not equal net earnings per share for the year.

(2)

The Company recorded $2,789,000 in merger-related charges in the fourth quarter of 2002 in connection with the merger agreement of November 7, 2002 whereby Chittenden Corporation will acquire the Company and its subsidiary, Granite Bank. The after-tax amount of these costs were $1,895,000.